Exhibit 99.1

Press Release

Asia Pay implements ClearCommerce payment and fraud solution for new credit card processing service in Asia

May 7, 2004 (Seattle, WA and Hong Kong) - Asia Payment Systems, Inc.(Asia Pay) (NASD OTC BB: APYM) is pleased to announce today that it has completed the implementation, integration, and testing of the ClearCommerce Engine, an industry leading payment and fraud prevention solution, as a part of the Asia Pay credit card processing platform deployed throughout Asia and the United States.

Asia Pay is an Asian-based credit card processing merchant services company, which is developing a network to provide credit card clearing services to merchants and financial institutions in China. Asia Pay is in the final stages of negotiation with several Asian clients to provide processing services. The primary focus of development efforts will be the rapidly growing Chinese credit card market. Asia Pay's mission is to become a leading provider in China of third-party processing services to bankcard accepting merchants, issuers of bank credit cards, of petroleum station retail cards, and to issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay announced "Our use of the ClearCommerce solution will help to push the Asia Pay solution forward as "the" international payment processing platform of choice for merchants in Asia both large and small. We have had a great deal of time to work with ClearCommerce and to develop our transaction services built around such best in class' technologies that enable Asia Pay to provide the very best international processing and related features to our growing client list."

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, Washington, Hong Kong, and Shenzhen, China. It is developing a credit card processing network which provides clearing services to merchants, oil companies, and financial institutions in China and selected markets in Asia.

It is currently exploring favorable financial alternatives to assure sufficient working capital to rapidly increase operations.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

About ClearCommerce Corporation

ClearCommerce is the leading provider of fraud prevention and payment processing solutions for online retail, serving more than 75,000 businesses worldwide. Their highly reliable, scalable, and feature-rich solutions enable merchants and service providers to reduce the risks and costs of fraud, increase revenue, and improve profitability of card-not-present sales channels.

Contacts:
Asia Payment Systems, Inc.	ClearCommerce Corporation
Matt Mecke	Michael Staley
President & CEO	Marketing Manager
Tel. +1-866-877-APAY	Tel: 1-512-977-5418
Fax +1-206-470-1150	Fax: 1-512-832-8901
ir@asia-pay.com